

                                                                  COMPUTATION OF RATIO OF                        EXHIBIT 12
                                                                  EARNINGS TO FIXED CHARGES
                                                                          UNAUDITED

                                                                  Fiscal Year Ended September 30
                                                -----------------------------------------------------------------------------

                                                            1999               1998          1997          1996        1995
                                                -----------------------------------------------------------------------------

EARNINGS:

Income Before Interest Charges and Minority Interest
   in Foreign Subsidiaries (2)                           $202,512           $118,085      $169,783      $159,599    $128,061
Allowance for Borrowed Funds Used in Construction             303                110           346           205         195
Federal Income Tax                                         44,583             43,626        57,807        55,148      30,522
State Income Tax                                            6,215              6,635         7,067         7,266       4,905
Deferred Inc. Taxes - Net (3)                              14,030            (26,237)        3,800         3,907       8,452
Investment Tax Credit - Net                                  (729)              (663)         (665)         (665)       (672)
Rentals (1)                                                 4,281              4,672         5,328         5,640       5,422
                                                -----------------------------------------------------------------------------

                                                         $271,195           $146,228      $243,466      $231,100    $176,885
                                                =============================================================================

FIXED CHARGES:

Interest & Amortization of Premium and
   Discount of Funded Debt                                $65,402            $53,154       $42,131       $40,872     $40,896
Interest on Commercial Paper and
   Short-Term Notes Payable                                17,319             13,605         8,808         7,872       6,745
Other Interest (2)                                          2,835             16,919         4,502         6,389       4,721
Rentals (1)                                                 4,281              4,672         5,328         5,640       5,422
                                                -----------------------------------------------------------------------------

                                                          $89,837            $88,350       $60,769       $60,773     $57,784
                                                =============================================================================

RATIO OF EARNINGS TO FIXED CHARGES                           3.02               1.66          4.01          3.80        3.06


Notes:

   (1) Rentals shown above represent the portion of all rentals (other than delay rentals) deemed representative of the interest factor.

   (2) The twelve months ended September 30, 1999, 1998, 1997, 1996 and 1995 reflect the reclassification of $1,839, $1,716, $1,716, $1,716 and $1,716
       representing the loss on reacquired debt amortized during each period, from Other Interest Charges to Operation Expense.

   (3) Deferred Income Taxes - Net for fiscal 1998 excludes the cumulative effect of change in accounting.